JOHN HANCOCK FUNDS II
AMENDMENT TO SUBADVISORY AGREEMENT
Invesco Aim Capital Management, Inc.
     AMENDMENT made as of this 19th day of June, 2008 to the Subadvisory Agreement dated October 17,2005 (the “Agreement”), as amended, between John Hancock Investment Management Services, LLC, a Delaware limited partnership (the “Adviser”), and AIM Capital Management, Inc., (the “Subadviser”). In. consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN NAME
     All references in the Agreement to “A IM Capital Management, Inc.” are hereby changed to “Invesco Aim Capital Management, Inc.”
2. CHANGE IN APPENDIX A
     Section 3 of the Agreement, “Compensation of Subadviser,” is hereby amended:
a.	to add the compensation of the Small Cap Opportunities Fund as noted in Appendix A.
3. EFECTIVEDATE
     This Amendment shall become effective upon the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II, and (ii) execution of the Amendment.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC

By:	/s/ Bob Boyda Name: Robert Boyda
Title: Senior Vice President

Invesco Aim Capital Management, Inc.
(formerly, A I M Capital Management, Inc.)

By:	/s/ P. Michelle Grace Name: P. Michelle Grace
Title: Vice President

APPENDIX A
     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

Between
		Between $250 million	$500 million
	First	and	and	Excess Over
	3250 million	$500 million	SI billion	SI billion
	Of Aggregate Net	Of Aggregate Net	Of Aggregate Net	Of Aggregate Net
Portfolio	Assets*	Assets*	Assets*	Assets*
Small Cap Opportunities Fund	[%]	[%]	[%]	[%]

*	The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust subadvised by the Subadviser. It also includes with respect to each Portfolio the net assets of one or more other portfolios subadvised by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)		Other Portfoliofs)

Small Cap Opportunities Fund	—	The portion of the net assets of the Small Cap Opportunities Trust, a series of John Hancock Trust, subadvised by the Subadviser.
     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (h) Aggregate Net Assets (the “Applicable Annual Fee Rate”), The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.
     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.